Exhibit 10.1

November 21, 2023

EVTEC Group Limited

EVTEC Automotive Limited

EVTEC Aluminum Limited

Attention: David Roberts, CEO

Re:            Binding Amendment to Amended Letter of Intent

Dear David:

Reference is made to that certain amended letter of intent, dated April 14, 2023 (the “LOI”), among Blackboxstocks, Inc. (“Blackbox”), EVTEC Group Limited (“Evtec Group”), EVTEC Automotive Limited (“Evtec Automotive”) and EVTEC Aluminum Limited (“Evtec Aluminum”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the LOI.

Since the execution of the LOI, the Parties have determined to structure the proposed Transaction as an acquisition of Evtec Automotive and Evtec Aluminum under the terms of a Share Exchange Agreement (the “Definitive Agreement”) which has been the subject of ongoing negotiation among the Parties.

In light of the delay in negotiations and diligence matters with respect to the Targets, Blackbox has determined that it will only continue to negotiate in good faith to consummate the Transaction upon terms set forth herein.

Upon execution and delivery of this letter agreement (the “LOI Amendment”), the Parties hereby agree as follows:

1.           Extension of Negotiations. Subject to the terms hereof, including specifically, timely payment/delivery of the Extension Fees (hereinafter defined), Extension Loans (hereinafter defined) and Guaranteed Transaction Expenses (hereinafter defined), the Parties will continue to negotiate in good faith to finalize and execute the Definitive Agreement. Notwithstanding the foregoing, any party may terminate Transaction negotiations by delivering written notice to the other party (i) in the event Evtec fails to (A) take any action specified herein, (B) make any agreed payment or loan, or (C) deliver the Series B Shares (hereinafter defined) under the terms of this LOI Amendment on or before the date(s) provided for such action, payments, loans or delivery, as applicable; or (ii) on or after May 1, 2024 if a Transaction has not been consummated.

2.               Guaranteed Extension Fees and Extension Loans.

a.       Guaranteed Extension Fees. Evtec Group, Evtec Automotive and Evtec Aluminum (collectively, “Evtec”) hereby agree, jointly and severally, to pay Blackbox the following extension fees (“Guaranteed Extension Fees”), which shall be guaranteed by a credit worthy affiliate of Evtec acceptable to Blackbox pursuant to an unconditional guaranty agreement in a form acceptable to Blackbox, in cash on the schedule set forth below:

(i)          $100,000 on or before November 22, 2023

(ii)         $100,000 on or before December 8, 2023

(iii)          $100,000 on or before December 21, 2023

(iv)         $100,000 on or before January 9, 2024

b.       Extension Loans. In the event that a Transaction for the acquisition of one or more of the Targets has not Closed on or before the dates set forth below, Evtec shall loan Blackbox the following principal amounts (the “Extension Loans”) which shall be unsecured and bear interest at a rate of [●]% per annum:

(i)         $200,000 on or before March 1, 2024

(ii)         $200,000 on or before April 1, 2024

3.              Guaranteed Transaction Expenses. Evtec will pay Blackbox an amount in cash equal to any documented legal fees and Transaction related third party expenses (“Guaranteed Transaction Expenses”) incurred or payable by Blackbox in connection with the Transaction up to $175,0000, including any such Transaction Expenses incurred to date, within five (5) business days of request for payment by Blackbox, but in any event, no later than December 31, 2023. The Guaranteed Transaction Expenses shall be guaranteed by a credit worthy affiliate of Evtec acceptable to Blackbox pursuant to an unconditional guaranty agreement in a form acceptable to Blackbox.

4.              Forfeiture of Blackbox Equity. As additional consideration for the agreements set forth herein, Evtec Group hereby agrees to forfeit and return, endorsed for transfer to Blackbox for cancellation no later than November 24, 2023, the 2,400,000 shares of Blackbox Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Shares”) acquired by Evtec Group under the terms of that certain Securities Exchange Agreement dated June 9, 2023 (the “Exchange Agreement”). Upon receipt by Blackbox, the Series B Shares shall be deemed forfeited and Evtec Group shall have no further rights with respect to such shares which shall be cancelled on the Blackbox books and stockholder ledger.

5.              Conversion of Evtec Group Equity. Evtec Group shall promptly, but in no event later than November 24, 2023, take all action necessary to permit Blackbox to immediately convert each of the 4,086 preferred shares of Evtec Group (the “Evtec Shares”) issued under the terms of the Exchange Agreement into one ordinary share in the capital of Evtec Group.

6.            Transaction Consideration. The Blackbox Shares to be issued in consideration for the Transaction shall not exceed 90.5% of the issued and outstanding shares of Common Stock of Blackbox immediately following Closing. The Parties further acknowledge and agree that in the event the acquisition of Evtec Aluminum is consummated independently of Evtec Automotive, the anticipated share consideration issuable in the combined Transactions shall not dilute pre-Transaction Blackbox stockholders by more than 90.5%.

7.            Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this LOI Amendment and the consummation of the transactions contemplated hereby.

8.              Binding Agreement; Choice of Law. This LOI Amendment shall be binding upon the Parties and governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

9.             Counterparts. This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or any other form of electronic communication) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

This letter agreement has been executed by the parties to be effective as of November 21, 2023.

BLACKBOXSTOCKS INC.

By:
Gust Kepler,
President and Chief Executive Officer

ACCEPTED AND AGREED:

EVTEC Group Limited

By:
Name:
Title:

EVTEC Automotive Limited

By:
Name:
Title:

EVTEC Aluminum Limited

By:
Name:
Title: